Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:	Note: ORBZ analyst call
Maryellen Thielen	Frank Petito	today at 10 a.m. Central time
312/894-4815	312/894-4830	at http://ir.orbitz.com
mthielen@orbitz.com	fpetito@orbitz.com

Orbitz, Inc. Reports Profitable First Quarter of 2004,
Led by a 141 Percent Increase in Non-Air Travel Revenues

•                  Revenues rose 42 percent to $70.3 million; gross bookings increased 38 percent to $1.06 billion

•                  Reported net income was $1.9 million, or 4 cents per share

•                  Growth was led by revenue increases in hotel and air travel; non-air travel revenues climbed 141 percent

Chicago, May 5, 2004 — Orbitz, Inc. (Nasdaq: ORBZ) today announced a profitable first quarter of 2004, benefiting from growth across all major product lines and led by a 141 percent increase in non-air travel revenues.

For the quarter ended March 31, 2004, net revenues increased 42 percent to $70.3 million from $49.5 million for the first quarter of 2003.  The company reported net income of $1.9 million, or 4 cents per diluted share, which includes $1.4 million of non-cash compensation charges relating to an April 2002 restructuring of Orbitz’ outstanding stock options.1  Excluding this non-cash charge of $1.4 million, first quarter 2004 net income would have been $3.3 million, or 7 cents per diluted share.  This is Orbitz’ sixth consecutive quarter of positive cash flow from operations.  In the first quarter of 2003, Orbitz reported a net loss of $2.4 million, or 7 cents per pro forma diluted share.2

“I’m pleased that in the first quarter, we made excellent progress against all our key business objectives and experienced revenue growth of 42 percent, fueled by strong growth across all our major product lines,” said Jeff Katz, president and chief executive officer of Orbitz.  “Orbitz was solidly profitable in a quarter that is seasonally challenging for us in terms of profitability, and we enhanced our position as the low-cost operator with a 7 percentage-point rise in gross margin.

“Importantly, we made significant new enhancements in our consumer offering to drive future growth — such as integrating dynamic packaging and attractions and services into our air and hotel booking process.  Our advanced technology continued to drive differentiation and support our growth through features such as Deal Detector™, which has been used by more than 700,000 customers since its introduction last October.  We continue to add new customers to our rapidly growing Orbitz for BusinessSM client roster and have increased sales support in our corporate business.  We also are in the process of expanding our Supplier Link program.  To each of these products and services, we bring the same focus that has made our air business so successful — ease of use, breadth of choice and value.”

Gross bookings and revenues.  For the first quarter of 2004, Orbitz’ gross travel bookings climbed 38 percent to $1.06 billion versus $767.7 million for the same period of 2003.  First quarter 2004 net revenues of $70.3 million benefited from growth in each of Orbitz’ three revenue categories:

•                    Air revenues.  Air revenues rose 22 percent to $43.1 million for the first quarter of 2004 from $35.4 million for the same period of 2003, primarily driven by increased transaction volume.  In the first quarter of 2004, Orbitz’ Supplier Link program accounted for 40 percent of transactions, versus 27 percent for the first quarter of 2003.

•                  Other travel revenues.  This category includes hotel, car, vacation packages and cruise revenues.  Other travel revenues rose 141 percent to $17.7 million for the first quarter of 2004 from $7.4 million for the year-earlier period.  Hotel revenues more than tripled due to strong growth in the Orbitz Merchant Hotel program, which generated 49 percent of hotel revenues in the first quarter of 2004, versus 33 percent in the fourth quarter of 2003.  Also during the quarter, vacation revenue increased four-fold versus the first quarter of 2003.  Orbitz registered solid double-digit growth in cars and cruises, launched its attractions and services offering and enhanced its dynamic packaging offering during the quarter.

On Monday, Orbitz announced that it had signed a new contract with Travelweb.  “We are pleased that this amicable resolution maintains our good relationships with the Travelweb founder hotels,” Katz said, “while assuring us access to merchant inventory from the major brand-name hotels as demand for lodging grows in a strengthening economy.  Importantly, our agreement gives us the flexibility to work directly with independent and other chain hotels to grow our Orbitz Merchant Hotel program.”

•                  Other revenues.  This category includes advertising revenues and airline website hosting revenues.  Other revenues grew 41 percent to $9.4 million for the first quarter of 2004 from $6.7 million for the first quarter of 2003.

Gross profit and cost of revenues.  Gross profit rose 58 percent to $50.2 million for the first  quarter of 2004, versus $31.7 million in the same period of 2003.  The gross margin was 72 percent in the first quarter of 2004, compared with 64 percent in the first quarter of 2003, primarily because Orbitz’ product mix shifted into higher-margin non-air products and the company improved its cost productivity, achieving lower per transaction customer service, fraud and fulfillment costs.  Cost of revenues increased 13 percent to $20.0 million for the first quarter of 2004 from $17.8 million for the same period of 2003, with the largest absolute increase attributable to higher credit card processing fees resulting from higher transaction volumes in the Orbitz Merchant Hotel program.

Operating expenses.  Operating expenses were $48.9 million for the first quarter of 2004, compared with $34.3 million for the same period of 2003.  Excluding the non-cash charge of $1.4 million, operating expenses were $47.4 million, 38 percent higher than 2003 levels.  The largest increase was in sales and marketing expense, reflecting online promotional activities and Orbitz for Business marketing expenditures.  As a result, sales and marketing expenses increased 44 percent to $32.5 million for the first quarter of 2004 from $22.6 million for the year-earlier period.

Operating cash flow.  Orbitz generated $18.8 million in cash flow from operations in the first quarter of 2004.

Operational Highlights

•                  Orbitz continued the expansion of its Orbitz Merchant Hotel offering in the first quarter of 2004, adding properties in popular vacation destinations that included California, Florida and Mexico.

•                  Newspaper publisher Knight-Ridder chose Orbitz for Business as its designated travel management provider after a year-long pilot program.  Orbitz for Business is in active discussions with dozens of large corporations about implementing an online travel program.

•                  Orbitz for Business now has more than 1,000 clients, attracted by cost savings of up to 20 percent of their total travel budgets.  Nearly 90 percent of Orbitz for Business transactions are booked through the online booking tool — more than double the industry’s online adoption rate — and 97 percent of online Orbitz for Business transactions are fulfilled without help from a counselor.

•                  Orbitz for Business announced a new program enabling its corporate clients to customize the level of customer service they receive.  Options include an Executive Travel Department and international rate desk, designed for companies that require a dedicated team of counselors with highly specialized skills.

•                  Orbitz launched its attractions and services offering, which showcases theme park passes, museum and sightseeing tour tickets, airport transportation and more.

•                  In the first quarter of 2004, Orbitz enhanced its car rental matrix with the ability to compare both daily rates and estimated total pricing, including local taxes and fees.

Other Milestones

•                  Orbitz.com received an Editors’ Choice Award from PC Magazine, April 20, 2004.

•                  Orbitz was ranked No. 1 in online customer experience for the second year in a row in the Spring 2004 Online Customer Respect Study of Airlines, Travel Agencies and Hotel/Resort Casino Companies.  The study was conducted by the Customer Respect Group, an international research and consulting firm that focuses on how companies treat their customers online.

•                  More than 700,000 travelers have registered to use Orbitz’ unique Deal Detector™ search tool since its introduction in mid-October 2003.  Deal Detector automatically alerts a traveler via e-mail when it finds flights and fares that meet the traveler’s previously specified criteria.

•                  On April 12, Orbitz introduced a new television advertising campaign focused on the best part of shopping for travel online — the joy of easily finding exactly what you want.  Each spot is tagged with the line “Orbitz.  And Go™.”

Outlook

For the quarter ending June 30, 2004, Orbitz expects to achieve:

•                  Revenue of $77 million to $80 million.  This expectation reflects the impact of the now-resolved Travelweb dispute, which temporarily delayed implementation of some Travelweb chain hotels in the Orbitz Merchant Hotel program, as well an industry trend toward lower availability of merchant hotel inventory during peak demand periods.  In response, Orbitz has focused its merchant hotel sales team on independent hotels and is working with hotels to obtain higher room allocations.

•                  Adjusted pre-tax income of $5 million to $8 million, excluding IPO-related stock-based compensation charges of approximately $1.4 million.3

•                  Adjusted pre-tax diluted earnings per share of $0.11 to $0.18.4

•                  Reported pre-tax income of $3.6 million to $6.6 million; reported pre-tax diluted earnings per share of $0.08 to $0.15.

Orbitz reaffirms its outlook for the full year 2004, including revenue of $320 million to $340 million and adjusted pre-tax income of $50 million to $60 million, which excludes IPO-related stock-based compensation of $5.6 million.

About Orbitz:

Orbitz is a leading online travel company that enables travelers to search for and purchase a broad array of travel products, including airline tickets, lodging, rental cars, cruises and vacation packages.  Since launching its website to the general public in June 2001, Orbitz has become the third largest online travel site based on gross travel bookings.  On www.orbitz.com, consumers can search more than 455 airlines, as well as rates at over 45,000 lodging properties and at 23 car rental companies.  Orbitz, Inc. became a publicly traded company on Dec. 17, 2003, when its shares were listed on the Nasdaq National Market under the ticker symbol ORBZ.  For more information on the company, visit www.orbitz.com.

Statements in this press release regarding Orbitz that are not historical facts are forward-looking statements and are subject to risks, assumptions and uncertainties that could cause such statements to differ materially from actual future events or results.  Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause Orbitz’ actual results to differ materially from those described in a forward-looking statement: Orbitz’ ability to retain and attract customers on a cost-effective basis; increasing competition from existing or new competitors; relationships with Orbitz’ controlling stockholders and with other travel suppliers; limitations that could affect the expansion of our Supplier Link business; risks relating to our ability to expand our business generally; specific risks that could affect our ability to achieve growth plans for portions of our business, such as hotels; rapid technological change affecting our industry; risks associated with litigation or government regulation; declines, disruptions or events affecting the travel industry; potential fluctuations in our quarterly and annual results.  This list is intended to identify only certain of the principal factors that could cause actual results to differ.  Readers are referred to the reports and documents filed from time to time by Orbitz with the Securities and Exchange Commission for a discussion of these and other important risk factors.  Readers are cautioned not to place undue reliance on forward-looking statements, which are made as of the date of this press release.  Orbitz undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

Orbitz, Inc.

Consolidated Balance Sheets

(in thousands)

	March 31, 2004	Dec. 31, 2003
Current assets:
Cash and cash equivalents	$147,000	$173,939
Short-term investments	25,725	7,537
Accounts receivable, net	14,780	11,031
Due from related parties	3,578	3,305
Prepaid expenses	7,857	4,973
Other current assets	1,434	1,394
Total current assets	200,374	202,179
Property and equipment, net	15,702	17,146
Long-term assets:
Long-term investments	27,886	1,265
Other assets, net	349	355
Total long-term assets	28,235	1,620
Total assets	$244,311	$220,945

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$7,045	$5,206
Accrued compensation	3,461	6,309
Accrued supplier rebates	1,211	899
Due to related parties	3,130	2,810
Accrued expenses	31,342	24,932
Deferred revenue	24,026	11,896
Total current liabilities	70,215	52,052
Long-term liabilities	7,322	6,924
Redeemable convertible preferred stock	11,396	11,323
Shareholders’ equity	155,378	150,646
Total liabilities and shareholders’ equity	$244,311	$220,945

Orbitz, Inc.

Consolidated and Combined Statements of Operations

(in thousands, except per share data)

	Quarter Ended March 31, 2004	Quarter Ended March 31, 2003
Revenues, net:
Air revenues, net	$43,116	$35,392
Other travel revenues	17,699	7,359
Other revenues	9,442	6,717
Total revenues, net	70,257	49,468
Cost of revenues	20,017	17,765
Gross profit	50,240	31,703
Operating expenses:
Sales and marketing	32,492	22,574
Technology and development	7,945	6,371
General and administrative	6,722	4,837
Stock-based compensation[1]	1,755	499
Total operating expenses	48,914	34,281
Operating income (loss)[1]	1,326	(2,578)
Interest income	534	192
Provision for income taxes	—	—
Net income (loss)[1]	$1,860	$(2,386)
Less: dividends and accretion on preferred stock	(141)	—
Net income available to common shareholders	$1,719	$(2,386)
Earnings per share and pro forma net loss per share[2]
Basic	$0.04	$(0.07)
Diluted	0.04	(0.07)
Weighted average shares outstanding and pro forma weighted average shares outstanding[2]
Basic	39,990	35,639
Diluted	42,754	35,639

1  A total of $1.4 million of the non-cash stock compensation charge in the first quarter of 2004 relates to the April 10, 2002 restructuring of Orbitz’ outstanding stock options, which provided for all shares underlying the outstanding options to be converted from non-voting stock to voting stock upon the exchange of Orbitz, LLC membership units into common stock of Orbitz, Inc., which occurred upon the closing of the initial public offering (IPO).  This change was deemed to constitute a new grant of all options outstanding as of the restructuring, resulting in a total non-cash stock compensation charge to be recorded of $33.5 million.  Of this total, $26.5 million was recognized in the fourth quarter of 2003, $1.4 million was recognized in the first quarter of 2004 and the remaining $7.0 million will be recognized as the options vest in 2004, 2005 and 2006.  Because the restructuring event that triggered the charge is unusual and non-recurring, management believes that excluding the resulting non-cash stock-based compensation charge is more representative of the company’s performance.  Excluding this stock-based compensation charge of $1.4 million, first quarter 2004 net income would have been $3.3 million, or 7 cents per diluted share.

2  Before the December 2003 IPO, ownership in the enterprise was reflected primarily through membership in Orbitz, LLC, with only a small number of outstanding shares in Orbitz, Inc.  The financial statements of Orbitz, Inc. and Orbitz, LLC were presented on a combined basis and accordingly, there is no single capital structure upon which to calculate historical earnings per share information.  In addition, management has determined that presentation of earnings per share for 2003 and prior periods is not meaningful to investors.  On Dec. 19, 2003, the members of Orbitz, LLC exchanged their membership units for shares of common stock and preferred stock of Orbitz, Inc.  Pro forma earnings (loss) per share is calculated based on the weighted average number of shares outstanding assuming that all units held by members in Orbitz, LLC had been converted to shares in Orbitz, Inc. as of the beginning of each period presented, after giving effect to the 1-for-3 reverse stock split that occurred on Nov. 25, 2003 and the automatic conversion of Class C common stock to Class A common stock that occurred immediately prior to the IPO.  Net income to common shareholders reflects charges for dividends and accretion on the preferred stock as if it had been outstanding at the beginning of each period presented.  In periods where a loss is shown, basic and diluted loss per share are the same, because the effect of including common stock equivalents would have been anti-dilutive.  Earnings per share and the weighted average shares outstanding for the quarter ended March 31, 2004 are based on actual shares outstanding.

3  Total stock compensation charges for the full year 2004 are expected to be approximately $6.9 million, which includes $5.6 million related to the April 10, 2002 restructuring discussed in Note 1.

4  The company expects second quarter 2004 weighted average diluted shares outstanding to be approximately 43.4 million, and expects 2004 weighted average diluted shares outstanding to be approximately 44.0 million.  Outstanding options are calculated via the treasury method.

Orbitz, Inc.

Other Data

(in thousands)

	Quarter Ended March 31, 2004	Quarter Ended March 31, 2003
Net income (loss)	$1,860	$(2,386)
Interest income	(534)	(192)
Income tax benefit (expense)	—	—
Depreciation and amortization expense	3,550	2,921
Earnings before interest, income taxes, depreciation and amortization (EBITDA)[5]	$4,876	$343
Stock-based compensation related to restructuring of capitalization upon the IPO closing	1,453	—
Adjusted EBITDA[5]	$6,329	$343

Gross bookings	$1,056,334	$767,670
Gross profit	50,240	31,703

5   Management believes that EBITDA is a useful supplement to net income (loss) and other operating statement data to help investors understand Orbitz’ ability to generate cash flows from operations that are available for taxes, debt service and capital expenditures.  Furthermore, management believes that adjusted EBITDA provides a better indication of the cash-generating nature of our business because the restructuring event that triggered the $1.4 million non-cash stock-based compensation charge in the first quarter of 2004 is unusual and non-recurring.

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